UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
May 2, 2025

CLIPPER REALTY INC.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-38010	47-4579660
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

4611 12th Avenue, Suite 1L Brooklyn, New York	11219
(Address of Principal Executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (718) 438-2804

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	CLPR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company           ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On May 2, 2025, Dean Owner LLC, a Delaware limited liability company (“Dean Owner”) and a wholly-owned subsidiary of Clipper Realty Inc. (the “Company”), entered into the Multifamily Loan and Security Agreement (the “Loan Agreement”) with MF1 Capital LLC, a Delaware limited liability company (“MF1 Capital”), dated as of May 2, 2025. In addition, on May 2, 2025, Dean Member LLC, a Delaware limited liability company (“Dean Member”) and MF1 Capital entered into the Mezzanine Multifamily Loan and Security Agreement (the “Mezzanine Loan Agreement” and together with the Loan Agreement, the “New Loan Agreements”) with MF1 Capital, a company not affiliated with the Company dated as of May 2, 2025.

The Loan Agreement provides for the $115 million loan to Dean Owner, and the Mezzanine Loan Agreement provides for the $45 million loan to Dean Member (collectively, the “Loans”). The Loans have an initial May 2027 maturity date, with three one-year extensions available upon meeting the applicable extension conditions, and bear interest at 2.65% rate, plus 1-Month CME Term SOFR (with a floor of 2.25%). The Dean Member can borrow up to an additional $18.2 million under the Mezzanine Loan Agreement based on meeting various performance targets over the term of the loan. Under the Loan Agreement, the Company deposited with MF1 Capital (i) $4.3 million for a shortfall reserve account to pay interest and operating expenses during the initial lease up period of the Dean Street Property, and (ii) $1.6 million for completion reserve deposits towards the completion of the construction of the building.

The New Loan Agreements also contain customary representations, covenants, and events of default.

In addition, the Company purchased an interest rate cap with US Bank that caps the SOFR portion of the interest rate on the Loans at 6%.

On May 2, 2025, concurrently with entering into the Loan Agreements, the Company repaid its loans under: (i) the Credit Agreement by and among Dean Owner, as borrower, the lenders party thereto, and Valley National Bank, as Administrative Agent, dated as of August 10, 2023 (the “Credit Agreement”), and (ii) the Mezzanine Loan Agreement, dated as of August 10, 2023, by and among BADF 953 Dean Street Lender LLC, as Administrative Agent, the lenders party hereto, and Dean Member, as borrower (the “Mezzanine Agreement” and together with the Credit Agreement, “Prior Loan Agreements”). The Prior Loan Agreements provided for a $115.0 million senior loans under the Credit Agreement and $8.0 million note under the Mezzanine Agreement, which the Company used as construction loans related to its Dean Street Property. In connection with entering into the New Loan Agreements, the Prior Loan Agreements were terminated (pursuant to the terms therein), whereby the borrowers paid to the lenders approximately $126 million of principal and accrued interest outstanding under the Prior Loan Agreements.

The Company incurred no fees or costs as a result of the termination of the Prior Loan Agreements, and the Company incurred approximately $3.1 million in closing costs for the New Loan Agreements.

The foregoing description of the New Loan Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the New Loan Agreements, which will be filed as exhibits to the Quarterly Report on Form 10-Q for the quarter ending June 30, 2025 to be filed with the Securities and Exchange Commission.

Item 1.02         Termination of a Material Definitive Agreement.

The information set forth under Item 1.01 above is incorporated into this Item 1.02 by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated into this Item 2.03 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clipper Realty Inc.
(Registrant)

By:	/s/ David Bistricer
Name:	David Bistricer
Title:	Co-Chairman and Chief Executive Officer

Date: May 8, 2025